Exhibit 99.1

Equillium Reports Second Quarter 2019 Financial Results and Recent Highlights

Initiated Phase 1b EQUIP proof-of-concept trial evaluating itolizumab (EQ001) for the treatment of uncontrolled asthma

Investigational New Drug (IND) application accepted by FDA for itolizumab for the treatment of lupus nephritis; on track to initiate Phase 1b proof-of-concept trial in the second half of 2019

LA JOLLA, August 12, 2019 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced financial results for the second quarter 2019, and recent business highlights.

“Since our last quarterly update, we took significant steps forward in the clinical development of our lead therapeutic candidate, itolizumab, with the initiation of the Phase 1b EQUIP proof-of-concept trial for the treatment of uncontrolled asthma, and acceptance of our IND application by the FDA for the treatment of lupus nephritis,” stated Daniel Bradbury, chairman and chief executive officer of Equillium. “With two clinical trials now up and running, and a third trial in lupus nephritis planned to commence later this year, we are well positioned to establish the broad clinical utility of itolizumab on our path toward helping improve the lives of patients with severe immuno-inflammatory disorders. We look forward to several important clinical milestones through the end of 2020.”

Business Highlights:

•	Initiated the EQUIP Phase 1b proof-of-concept trial evaluating itolizumab for the treatment of uncontrolled moderate to severe asthma
•	IND application accepted by the FDA for a Phase 1b proof-of-concept trial of itolizumab for the treatment of lupus nephritis
•	Continued to advance the Phase 1b portion of the EQUATE trial evaluating itolizumab for the frontline treatment of acute graft-versus-host disease (aGVHD)
•	Expanded Scientific and Clinical Advisory Team with the appointments of Tom Daniel, M.D., Brian Kotzin, M.D. and Larry Steinman, M.D.

Upcoming Milestones:

•	Planned initiation of the EQUALISE trial – a Phase 1b proof-of-concept trial of itolizumab for the treatment of lupus nephritis during the second half of 2019
•	Data from the Phase 1b portion of the EQUATE aGVHD trial expected during the first quarter of 2020
•	Data from the EQUIP Phase 1b proof-of-concept trial of itolizumab for the treatment of uncontrolled moderate to severe asthma expected in the second half of 2020

Second Quarter 2019 Financial Results

Research and development (R&D) expenses. Total R&D expenses for the three months ended June 30, 2019 were $4.3 million, compared with $0.5 million for the same period in 2018. The increase in R&D expenses was primarily driven by additional costs related to regulatory and clinical development activities associated with the EQUATE, EQUIP and EQUALISE clinical trials, increased headcount expenses, and preclinical research activities to support Equillium’s clinical development program.

General and administrative (G&A) expenses. Total G&A expenses for the three months ended June 30, 2019 were $2.2 million, compared with $0.6 million for the same period in 2018. The increase in G&A expenses was primarily driven by additional costs related to increased headcount expenses, costs related to being a public company and legal and professional fees.

Net loss. Net loss for the three months ended June 30, 2019 was $6.1 million, or $0.35 per common share (basic and diluted), compared with a net loss of approximately $1.8 million, or $0.16 per common share (basic and diluted), for the same period in 2018.

Cash and cash equivalents. As of June 30, 2019, Equillium reported total cash, cash equivalents and short-term investments of $56.9 million, compared to $65.9 million as of December 31, 2018.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders with high unmet medical need.

Equillium’s initial product candidate, itolizumab (EQ001), is a clinical-stage, first-in-class monoclonal antibody that selectively targets the novel immune checkpoint receptor CD6.  CD6 plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Itolizumab is a clinically-validated therapeutic that has demonstrated a favorable safety and tolerability profile. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited. Equillium believes that itolizumab has the potential to be a best-in-class disease modifying therapeutic and is advancing itolizumab into clinical development in multiple immuno-inflammatory indications with high unmet medical need.  For more information, visit www.equilliumbio.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s business strategy, the Company’s plans and expected timing for developing itolizumab, including the expected timing of clinical trial initiation and timing of results, and the potential benefits of itolizumab. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the Company’s plans and product development, including the initiation and completion of clinical trials and whether the results from clinical trials will validate and support the safety and efficacy of itolizumab. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

+1-858-412-5302

ir@equilliumbio.com

Media Contact

Cammy Duong

Canale Communications

+1-619-849-5389

cammy@canalecomm.com

Equillium, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Cash, cash equivalents and short-term investments	$56,944	$65,913
Prepaid expenses and other assets	944	1,250
Total assets	$57,888	$67,163
Current liabilities	3,662	2,028
Non-current liabilities	163	200
Total stockholders' equity	54,063	64,935
Total liabilities and stockholders' equity	$57,888	$67,163

Equillium, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Operating expenses:
Research and development	$4,250	$540	$8,009	$1,203
General and administrative	2,189	585	4,778	959
Total operating expenses	6,439	1,125	12,787	2,162
Loss from operations	(6,439)	(1,125)	(12,787)	(2,162)
Other income (expense), net	370	(640)	768	(1,180)
Net loss	$(6,069)	$(1,765)	$(12,019)	$(3,342)
Other comprehensive income, net	38	-	82	-
Comprehensive loss	$(6,031)	$(1,765)	$(11,937)	$(3,342)
Net loss per common share, basic and diluted	$(0.35)	$(0.16)	$(0.69)	$(0.31)
Weighted-average common shares outstanding, basic and diluted	17,376,236	10,715,461	17,376,236	10,711,788

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